Exhibit 99.2

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

Newcastle Investment Corp.

Moderator: Sarah Watterson

November 1, 2013

8:30 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by, and welcome to the Newcastle Investment Corp. Third Quarter 2013 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I will now turn the call over to Sarah Watterson, Investor Relations. Please go ahead.

Sarah Watterson:	Thank you, (Lori). Good morning. I’d like to welcome you to Newcastle’s Third Quarter 2013 Earnings call. Joining us today are Wes Edens, Chairman of the Board; Ken Riis, the CEO and President; John Brown, CFO; Andrew White, Head of Newcastle Senior Housing Strategy; and Mike Reid.

Before I turn the call over to Wes, I would like to point out certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact. Instead, these statements describe the company’s current beliefs regarding events that by their nature are uncertain and outside the company’s control.

The company’s actual results may differ materially from estimates or expectations expressed in any forward-looking statements. We caution you do not place undue reliance on any of the forward-looking statements. I also encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

I’d now like to turn the call over to Wes Edens.

Wes Edens:	OK. Thanks, Sarah. Welcome, everyone. So, real briefly, we had a very busy and very productive quarter at Newcastle; lots of moving parts. We have a supplement, which Sarah had referenced that’s been posted that I think will help give a lot of clarity to the different segments of the business, but there’s a lot of emerging trends that are coming through in the business and we’ll walk through them in a second.

First, in terms of financial performance, GAAP income, $28 million, 9 cents per diluted share. Core earnings of $24 million, 8 cents per diluted share. Had a dividend of 10 cents a share. And as we show you the first part of the presentation, we had a lot of cash on-hand in anticipation of the restructuring and spinoff of the media transaction.

If you had invested that cash through the entire quarter and had converted the gatehouse debt into equity, both of which are in the process of happening as we speak, earnings would’ve been $11 million higher, 4 cents per share.

So financially, a very, very good quarter. Highlights as you look through each one of the segments all, I’ll turn it over to Jon Brown to walk through the segments in a minute and then have the folks walk through each one of the business components.

But each one of the segments we had were very busy. Senior housing, the amount of invested capital at the end of the quarter was about the same as it was at the end of the second quarter, but that understates the level of activity with the strategic pipeline and committed to closing.

So at the end of the second quarter, we had $157 million in capital invested and the third quarter $163 because it actually returned a little bit of capital to get us forward to the end of the year based on what is already committed in closing right now. That jumps up to $255 million and both the quality of the investments are made in the quarter, as well as, the performance of the existing stuff on balance sheets have been terrific. Andrew will talk about that in a second.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

You know, the debt business, which is both the CDO – Legacy CDO businesses, as well as, a handful of other on-balance sheet assets also had good quarters. The credit markets have been supportive and have been very good, and actually over the period of the quarter. But Ken will walk through that, but there’s been a lot of activity both in terms of some of the underlined investments and then also some of the financing and restructuring stuff that he’s done.

And then lastly, on the new media side, we announced, you know, during the quarter the restructuring of the spin of that, just a sector on that. So invested capital we show at the end of Q3 $263 million. That is a rough guess for what the amount of capital will be spun out here in the very near term in the form of equity of New Media.

The New Media company is in bankruptcy being restructured right now and is expected to emerge very soon. We think that the timeline for that is next Wednesday, the 6th. We’ll have a confirmation hearing to confirm that the company will come out and we expect it to actually be spun back out to us in the form of equity on about the 12th of November.

We have filed with the SEC to then spin that company out to shareholders. Every shareholder of Newcastle will also get a share of New Media. We’ve gotten one set of comments expect to refile in the next day or so.

I think we’re on-track through the SEC hopefully in the month of December and have that share of stock in your hands around the first of the year. So with that, I will pause and turn it over to John Brown to walk through the (inaudible). John?

John Brown:	Hi, everyone. And thanks, Wes. I’m going to provide a quick overview of our results. In the third quarter, we generated GAAP income of $28 million or 9 cents per diluted share. This included core earnings of $24 million or 8 cents per diluted share.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

On September 20th, we declared a common dividend of 10 cents per share or $29 million. If we invested our $120 million of average uninvested cash at management’s expected returns in the beginning of the quarter and it’s the GateHouse debt that had converted to equity and we obtained our anticipated GateHouse debt facility the full quarter earnings with an increase by $11 million or 4 cents per share.

Although, this does not serve as a proxy for our expectations of next quarter, we hope our results will become more normalized once the intended spinoff of New Media is complete. To provide more information on our third quarter, we posted our third quarter supplemental disclosures on our Web site and you’ll notice we included detailed asset performance data for each of our primary business lines in the appendices as well.

We look forward to updating you on our progress in the coming quarters. I will now hand the call to Andrew White to discuss our senior living investments.

Andrew White:	Thanks, John. So this morning I’m going to share a few comments on the health care market generally, and I’ll talk about the operating performance of our existing portfolio, our recent acquisition activity, and our pipeline.

Starting first with the overall market. We continue to feel very good about our strategy in the context of the overall market. This continue to be a large and highly fragmented space, and so we feel very good about our prospects for continuing to source secretive deals.

The industry continues to be supported by favorable supply demand dynamics and so we also feel very good about our prospects for continued NOI growth. There’s been a fair bit of conversation around new construction nationwide, but I think it’s worth commenting on the fact that this is really something that needs to be evaluated market by market.

The reality is that the majority of construction activity is concentrated in a handful of markets like New York and Boston and Houston and in our existing portfolio, we have very little exposure to the markets that are heating up with new construction.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

We’re also being very selective about the markets where we’re making new investments. The other macro issue we’re commenting on is the overall rate environment. There’s obviously been a fair bit of volatility over the last quarter, but rates and our debt financing costs are more or less unchanged since the end of last quarter.

Turning now to the operating performance of our existing portfolio, for Q3, our same-store portfolio generated 19 percent levered yields versus 17 percent last quarter and weighted average, we’ve owned this portfolio about 7 months.

We’re on-track to stabilize north of 20 percent well ahead of our original guidance. For Q3, our total portfolio, which includes the investments we made in Q3 generated 16 percent levered yields.

For the quarter, we closed on 5 acquisitions, 19 properties, 300 million of asset value, about 100 million of equity invested. The targeted returns for those acquisitions are consistent with our existing portfolio, which means 12 percent levered yield initially and stabilized levered yields in access of 20 percent.

Looking forward, we continue to build our pipeline. We have invested a little under 200 million of equity thus far, 163 million net of refinancings, and we had 300 million of assets in contract now, which represents an incremental 100 billion of equity investments, which would take our total equity invested to a little under 300 million and 255 million net of refinancings.

We also have a near-term pipeline of over a billion dollars in transactions, and as we previously stated, this includes a mix of both large deals and single asset deals, so it’s a bit hard to predict the timing, but we feel good about the progress.

With that, I’ll turn the call back over to Wes.

Wes Edens:	Great. Thanks. Hey, Ken, do you want to walk through the debt investment side?

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

Ken Riis:	Sure. Thanks, Wes. Yes, I’m going to review the debt business. As of September 30th, we own 2.1 billion of assets, 1.7 billion of Legacy securities and loans, and 360 million of Fannie Mae and Freddie Mac ARMs.

The 1.7 billion Legacy portfolio continues to perform very well and create good opportunities for us. We ended the quarter with an overall price of 78 percent of par, an increase of 1 point or $20 million in the quarter, and the overall credit risk continues to improve.

In the quarter, we repurchased 25 million CDO9 debt back at a price of 86 percent of par. So again, sourced 25 million at a good discount. Assuming no collapse of CDO9 and held to maturity, we expect this investment will generate a 21 percent leveraged return for Newcastle.

Another thing I wanted to highlight, which happened subsequent to quarter end is in October, we sold a $90 million Mezzanine loan. The borrower wanted certain concessions in a restructuring that we weren’t comfortable giving.

So we negotiated the sale of the debt at par and received a $3 and a half million of fees in the sale. So as an example of the upside in the portfolio and Legacy book, that’s just one example. There’s more of that to come.

Finally, I want to go over our CDO6 sale. About 2 years ago, we repurchased the whole $257 million senior class at 66 percent of par investing $170 million. Today, that class size is paid down to $110 million. We restructured that class and sold a new senior $99 million class to a third-party generating $88 million, or approximately $88 million of proceeds.

So to date, on $170 million investment, we will have generated $238 million of cash flow for the company and we will also retain a junior piece of $11 million on our balance sheet. So the overall economic gain in this transaction will end up being $80 million and generated 24 percent IRR for Newcastle.

The other great thing about it is in this transaction, we’ll have received $47 million of cash on our balance sheet to reinvest and if we invest at our expected returns, it’ll be 2 cents accretive per year, per share for shareholders. So a half a penny, a quarter or 2 cents for the overall year.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

I’ll hand it over to Wes,

Wes Edens:	Yes, just a few other words on the media investments. So the New Media company that will spun out here at the beginning of the year, there’s really two discrete investments. There was a portfolio of newspapers that was bought from Dow Jones called Local Media Group – I’m referring to page 15 if you’re in the supplement– that was a total purchase of $87 million. We took out a loan of $33 million. So the net investment equity is about $54 million.

And then GateHouse itself, which is a little bit of a moving target, the total amount of debt at GateHouse as $1.2 billion. The conversion of that into equity was at 40 cents, so $480 million.

We intend to finance – put our financing in place at the time of emergence of bankruptcy of $150 million, which is largely done at this point, so the net equity investment between the two in the company on Day 1 will be about $339 for the GateHouse properties, about $50 million for the Dow Jones. The total equity footings will be about $384 million.

The performance of those assets collectively over the quarter was actually very consistent and quite good with our projections and we think that the net investment return on an as converted basis into equity and earnings will be about 19 percent.

So about $76 million on $104 million in total equities. So that’s what the economic profile of the company will look like on Day 1. We think there’s lots of exciting stuff around that. And once we finish the bankruptcy and have our investment completed, we’ll probably host an investor call sometime in the next couple weeks on that.

The last thing I would say is that the bigger picture, which is the strategy of rotating out the capital that’s in the debt business into the senior housing business that Andrew talked about, has been proceeding with kind of great

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

pace. We’re excited about, you know, capital deployed in the sector right now. We’re more excited about the results that had been generated on a recurrent return basis.

As Andrew said, there’s a pipeline of the same kind of one by one or smaller portfolio of assets we’ve bought that is very robust. There also are a handful of larger transactions, one in particular that would really be catalytic if we were able to get this sorted out.

And if that came in the short-term, that would probably give us the heft of the business that would be a standalone business one way or the other. So that’s exciting when you think of the returns on our portfolio and the returns of those companies on a standalone basis in the sector in the low to mid single digits.

So we’re very excited about where that stands and there could be some – there could be some good news about that we hope sooner rather than later

So with that, why don’t we pause, operator, and take questions.

Operator:	At this time, I would like to remind everyone if you’d like to ask a question, please press star, then the number one on your telephone keypad.

Your first question comes from the line of Douglas Harter of Credit Suisse.

Douglas Harter:	…the rationale to restructure CDO6 as opposed to try to collapse it?

Ken Riis:	Yes, if you look at the capital structure of CDO6, there are some holders of debt that really don’t have any asset value to them anymore. So there’s $170 million of assets and there’s about $270 million of sort of outstanding liabilities.

So when you go back to some of those holders, they’re unwilling to sell at massive discounts. So really, we expect recovery really only up through the one B class and we owned all the senior class.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

So for us, there’s not a lot of upside in collapsing unless we can buy back sort of the underwater debt at very, very low dollar prices or a price of one cent or something because there is no recovery to those.

So anyway, for us, this was a quicker way to sort of execute and raise capital, but also we’re not really leaving a lot of optionality on the table in terms of collapsing; although, as a collateral manager, we will continue to manage the transaction and still have the right to collapse in the future if it – if the opportunity presents itself.

Douglas Harter:	Great. And just, I guess, staying on the CDOs, it looks like the cash flow from the net investment spread declined in both 8 and 9, you know? Can you just tell us what’s behind that?

Ken Riis:	Basically, that’s from some of the paydowns of the assets within the deals.

Douglas Harter:	OK. Great. Thank you.

Operator:	Your next question comes from the line of Matthew Howlett of UBS.

Matthew Howlett:	Question – Can you just walk us through the capital deployment, you know, with the cash on-hand versus the pipeline? I mean, you have, you know, 92 million in contract, you know, that’s all presumably funded with the 120 million add-in cash.

Does that cash include what you freed up in CDO6? And then walk us through once you get that deployed to fund the 150 million, 300 million, what you’re calling near-term pipeline what would you look towards the, you know, 8 and 9 to collapse? Would you go to the other debt or could you get proceeds from the GateHouse debt?

Could you just kind of walk through a little bit of how you see it shaping out?

Wes Edens:	Well, we expect to fund the ordinary course investments out on the senior housing business through cash on-hand, as well as from incremental capital coming out of the debt business, and it’s not a precise walk forward, but when we run our numbers up the next couple of quarters, we’ve got sufficient capital to fund everything that we’ve got in the pipeline right now, and I expect that that will continue.

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

What will change that a little bit is if we were able to buy one of these larger portfolios. We’d probably have to go and raise capital if that was was something that came to pass. If it did, it’d be a happy day because it would be a chunk of capital at very, very attractive prices.

But we have done a good job, I think. The company’s done a good job of managing both the flow of capital out of the debt business and into the deployment of it in the senior housing side and, maybe you can walk through with Jon at some point if you’d like, but those numbers look like they’re going to be fine to us.

Matthew Howlett:	Great. And then, you know, we talked about the, you know, CDO8, 9 de-leveraging, you know, the debt business, those are still generating still terrific returns. Ken, you mentioned a mezz loan that you – that you refinanced. Was that outside of the CDOs and, I mean, how do we flip between the other investments you have here on page 22 and then the CDO 8 and 9? I mean, what would you look to get rid of first?

Ken Riis:	Well, first of all, the $90 billion Mezzanine loan that I highlighted, that was in our CDOs.

Matthew Howlett:	OK.

Ken Riis:	You know, that was a good result for us even though we know we’re getting capital cap. It deleverages the CDO, but, you know, we extracted a good pound of flesh in the restructuring and in the sale of the loan.

Matthew Howlett:	Got you. I mean, do you – do you feel like the CDO8 and CDO9 could be monetized as easy as you did CDO6? Is it trickier than that or, you know, you have some M.H. securitizations. Are those just as easy to be consolidated and sell?

Ken Riis:	Well, the CDOs 8 and 9, you’re right. They are still generating good returns and good cash flows for us, so it’s all about the timing. I think as assets pay

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

off and deleverage, the transactions then, you know, will look to potentially harvest the capital out of those transactions, but right now, they’re generating good returns and good cash flows to us.

So it’s all about timing of prepayments of the assets in the CDOs and then the redeployment into other investments that generate similar returns, but in senior housing even if it’s a slightly lower return initially, it’s a positive thing for us because that capital will trade at a higher return than our CDO assets would.

Matthew Howlett:	Right. OK, guys. Thanks.

Operator:	Once again, if you would like to ask a question, please press star then the number one on your telephone keypad.

Your next question comes from the line of Bose George of KBW.

Bose George:	Good morning. Actually, when you think about the earnings power of X, the New Media spin, where do you think that kind of comes out?

Wes Edens:	I’m sorry. Could you be a little more precise on the question? Are you saying what do we think the run rate earnings are going to be, post the New Media?

Bose George:	Yes. Yes, exactly.

Wes Edens:	Go ahead.

Wes Edens:	Yes.

Jon Brown:	I think, you know, as we said, the New Media we expect to be about two to a little bit more cents per share per quarter. So if you look at our current run rate, that’s not in our current run rate. So you throw that in there and, you think about where we’re talking about being after that’s in there, then you just back that out.

You know, we should be in that range. We don’t typically give guidance on specific numbers, but...

Newcastle Investment Corp.

Moderator: Sarah Watterson

11-01-13/8:30 a.m. ET

Confirmation # 75872614

Bose George:	That makes sense. So if I had background of the 4 cents gets you fully normalized and then, pull out the remainder. OK, that does make sense.

And then actually switching to that large transaction, can you give us any sort of ballpark of how big it is or...

Wes Edens:	Well, there are two different things that we’re looking at. The one that I think is most actionable would be a capital deployment of $150 to $200 million. So it’s quite large and that’s the equity component of it, but it’s a little bit hard to know exactly how it’s all going to shake out.

Although, there’s something that we think could happen sooner rather than later, but it’s very much a work in progress right now.

Bose George:	OK. Great. Thanks.

Operator:	At this time, there are no further questions. I will now return the call to Wes Edens for any additional or closing remarks.

Wes Edens:	Great. Well, thanks, everyone, for calling in with the continued evolution with the changing of the balance sheet there. We tried to be clear about it and if you have further questions, please follow-up with all of us. Thanks much.

Operator:	Thank you. That does conclude today’s Newcastle Investment Corp. Third Quarter 2013 Earnings conference call. You may now disconnect.

END